EXHIBIT 10.6

Target IR LLC Delaware Limited Consulting Services Agreement

CONSULTING SERVICES AGREEMENT

     THIS CONSULTING SERVICES AGREEMENT (the "Agreement") is effective as of the 20th day of December 2006 by and between Asia Payment Systems (the "Company"), and Target IR LLC Delaware limited liability company with principal offices at 439 Grand Avenue, Suite 188 Bigfork, MT 59911 (the “Consultant”). The Company and Consultant shall be jointly termed as the “Parties” in this Agreement.

WHEREAS:

A.	The Company warrants and represents that it seeks to engage Consultant to provide certain consulting services to the Company.

B.

The Company warrants and represents that it is familiar with Consultant and Consultant’s services and capabilities and has had sufficient opportunity to review and evaluate how Consultant’s consulting services may be able to assist the Company achieve its objectives.

C.	The Company warrants and represents that it understands its responsibilities as a public company with respect to its periodic filings with the U.S.

Securities and Exchange Commission (if any), press releases, and other disclosures and the obligations to ensure that all of its public disclosures are accurate and complete.

D.

Subject to the terms and conditions of this Agreement, Consultant is willing to provide certain consulting services to the Company in exchange for Consultant’s receipt of certain restricted shares of the Company’s common stock from the Company.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.0   Description of Consulting Services. In consideration for the Company’s issuance of the restricted shares of the Company’s Common Stock (the “Shares” or “Fee”) to Consultant in accordance with Section 3.0 of this Agreement, Consultant agrees to provide, during the term of this Agreement and subject to the Company satisfying its obligations as provided by Section 2.0 of this Agreement, the following consulting services on a best efforts basis:

1.1	Prepare a company profile and/or executive summary describing the Company and its current and future prospects (the “Profile”);

1.2	Distribute the Profile, via First Class U.S. Mail to NOBO-listed shareholders and provide return telephone call contacts with said shareholders on a as-needed basis;

1.3	Distribute the Profile, via email, to Consultant’s proprietary database and to provide additional information to all persons listed in said database on a as-needed basis;

1.4	Distribute the Profile to an “opt” in email database of Accredited Investors (as the latter term is defined under Rule 501(a)(1) of the Securities Act of 1933;

1.5	Respond to in-coming telephone and any other inquiries received about the Company, the Profile, and related matters;

1.6	Provide a telephone contact campaign to contact persons listed in Consultant’s proprietary database and provide such persons with information from the Profile;

1.7

Assist and develop interest on the part of NASD-registered broker-dealers who may be able to develop additional retail market interest in the Company, its common stock, and the Company’s future prospects;

1.8

Assist investors in identifying appropriate NASD-registered broker- dealers to receive and process new accounts and transactions for the purchase and sale of the Company’s common stock so as to assist the Company in establishing a more significant market presence for its common stock;

1.9	Assist the Company, as requested, in identifying one or more potential merger or acquisition candidates;

1.10	Introduce the Company to NASD-registered broker-dealers who may have an interest in market-making opportunities, retail investment opportunities, and other related opportunities;

1.11	Assist the Company in evaluating opportunities to enhance the Company’s capital structure and financing opportunities;

1.12	Introduce the Company, if appropriate, to one or more NYSE-registered firms for evaluation of the commercial viability of the Company’s business plan, financial projections, and business model;

	1.13	Introduce the Company to one or more micro-cap institutional fund portfolio managers for the purpose of evaluating the Company’s securities and related investment opportunities;

1.14

Arrange for the Company to meet telephonically or in-person, as appropriate with one or more NYSE-registered firms in connection with an undertaking for bridge financing, mezzanine financing, private placements, and secondary public offerings, as deemed appropriate in view of the Company’s financial circumstances and current market conditions; and

	1.15	Include the Company and any additional descriptive information deemed appropriate, on Consultant’s web site.

2.0	Non-Financial Obligations of the Company.

2.01

Initial Non-Financial Obligations of the Company. The Company agrees that at all times during the term of this Agreement, the Company shall continually provide Consultant with an accurate and complete disclosure of its current and prospective business, financial, and operating affairs together with true and accurate copies of all documents and information related thereto. To that end, the Company shall, at the inception of this Agreement, provide Consultant with a copy of the documents listed on Exhibit A attached hereto and incorporated by reference herein.

2.02

Continuing Non-Financial Obligations of the Company. In addition and throughout the term of this Agreement, the Company shall provide Consultant with true and accurate copies of all documents and information relating to all changes to its business plan, financial projections, and other internal projections, plans, and schedules together with all material contracts, agreements, understandings, commitments, both oral and written, relating to or involving the Company, its subsidiaries or affiliates.

The Company shall also promptly and without delay, continue throughout the term of this Agreement, to update and correct all previously disclosed information and documents previously delivered to Consultant. The Parties hereto agree that the scope of the Company’s obligations under this Section 2.0 of this Agreement shall be broadly construed to ensure that all said information and documents provided to Consultant by the Company are and at all times remain accurate and complete.

2.03

Obligations RE: Information and Documents Provided Consultant. The Company shall assume full responsibility to promptly and continually review and evaluate the accuracy and completeness of the Profile and all documents and information provided by the Company, developed by Consultant, or otherwise used by Consultant (collectively, as “Disclosure Information”). For purposes of this Section 2.03 of this Agreement, Disclosure Information shall include all documents and information received by Consultant: (1) from personal meetings with any officer, director, employee, or agent of the Company (including, but not limited to, the Company’s legal counsel, accounting firms, audit firms, financial advisors, etc.); (2) via U.S. Mail; (3) via email from the Company , its officers, directors, employees, or agents; and (4) any information developed or used by Consultant if Consultant has received the Company’s prior written approval ( via U.S. Mail or by email). Consultant shall, upon completion of the preparation of the Profile, remit a copy of the Profile to the Company for its review and evaluation. Upon receipt, the Company shall promptly and within three (3) business days, review and provide Consultant with proposed changes and/or revisions to the Profile to ensure that the representations and statements made in the Profile accurately and fully discloses the Company, the Company’s business, financial, and operating affairs without any material misstatement or omission of material fact. In the event that Consultant receives proposed changes and/or revisions to the Profile (or any other document) from the Company, Consultant shall, within three (3) business days, promptly re-submit a revised Profile (or any other document) incorporating the changes and/or revisions proposed by the Company and the Parties agree to repeat the steps described in this Section 2.03 until the Company and Consultant are each satisfied that the Profile is accurate and complete. The Parties hereto agree that the process envisioned by this Section 2.03 of this Agreement involving the exchange of the Profile shall be followed throughout the term of this Agreement and shall be repeated, as necessary, until Consultant deems that the information and documents it receives from the Company are accurate and complete.

3.0  Fee to be Paid to Consultant. In consideration for the services to be rendered by Consultant as described in Section 1.0 of this Agreement together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company shall cause Consultant to receive One Million (1,000,000) shares of the Company’s Common Stock (the Shares”) and the Company shall further:

3.01	Deliver Two or more stock certificates representing the Shares to Consultant (the “Certificate(s)”) within ten (10) calendar days from the date of this Agreement;

3.02	Deliver a true and accurate photocopy of the Board of Directors’ resolution duly adopted by the Company’s Board of Directors authorizing and approving this Agreement;

3.03	Deliver the Certificate(s) to Consultant (or any person designated by Consultant) via overnight express mail, postage prepaid, or via similar overnight express delivery at no cost to Consultant.

3.04

If requested, Consultant agrees to execute an investment questionnaire and an investment agreement as is customary for the issuance of the Shares in transactions similar to the transactions contemplated by this Agreement and the said investment agreement shall not be held or interpreted so as to contradict or contravene this Agreement or the obligations recited herein in any way.

4.0	Representations of the Company. The Company warrants and represents that:

4.01

Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company has full corporate power and authority to enter into this Agreement and to render all performances set forth in this Agreement.

4.02

Capitalization. The Shares to be issued to Consultant shall be duly issued from the authorized capital stock of the Company. All of the Shares will be, upon issuance and delivery to Consultant, shares of the Company’s Common Stock that have been duly authorized, validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, or other contracts or commitments that are or will be with the passage of time, a lien or encumbrance upon the Shares.

4.03

Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which of the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject. Except for any filing required by applicable state securities laws, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency to consummate the transactions contemplated by this Agreement.

	4.04	Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.05

Issuance of the Shares. All of the Shares shall be issued pursuant to one or more duly adopted resolutions or consents approved by the Company’s Board of Directors in accordance with the requirements of the corporations code of the state in which the Company is domiciled and pursuant to the exemptions provided by the 1933 Act and all applicable state securities laws.

4.06

Status of the Shares. All of the Shares shall bear a restricted securities legend in accordance with the requirements of the 1933 Act and in all other respects the Shares shall be free of any claims, interests, or charges of any third party. All of the Shares shall be issued by the Company pursuant to and in conformity with the 1933 Act. The Company shall pay and assume all costs incurred in complying with state and federal securities laws.

4.07

Cooperation RE: Any Future Re-Sale of Shares. If, following the issuance of the Shares to Consultant hereunder, Consultant later elects to effect a public re-sale of the Shares (in one or more such transactions) pursuant to the holding period requirements of Rule 144 of the 1933 Act (the “144 Re-Sale”), Consultant shall deliver to the Company: (i) a notice of intention to effect a public re-sale in accordance with Rule 144 of the 1933 Act, (ii) a copy of the Form 144 filed by Consultant with the U. S. Securities and Exchange Commission (if then required by Rule 144); (iii) a copy of a customary “broker’s representation letter” as completed and executed by Consultant’s broker (if then required by Rule 144); and (iv) any other customary documents then required by Rule 144 of the 1933 Act (collectively, the “Documents”). Within three (3) business days (the “Response Period”) after receipt of the Documents, the Company and the Company’s legal counsel shall issue instructions to the Company’s stock transfer agent instructing said stock transfer agent to effect the 144 Re-Sale as requested by Consultant and Consultant’s stock broker. In addition, the Company agrees that it shall cooperate and assist Consultant in all such matters and the Parties acknowledge and agree that time is and will be at all times “of the essence” in all such 144 Re-Sale transactions. Similarly and in the event that Consultant should later elect to effect a private re-sale or private transfer of the Shares (in one or more such transactions), the Company and its legal counsel shall, on the same basis and subject to the Company’s receipt of customary documents used in connection with private re-sales of restricted stock under the 1933 Act and subject to Consultant’s adherence to the requirements of the 1933 Act, issue instructions to the Company’s stock transfer agent (within the Response Period) instructing said stock transfer agent to effect any such private re-sales as requested by Consultant within the Response Period following receipt of customary documentation provided by Consultant and Consultant’s transferee. In the event that the Company believes or has reason to believe that any Documents or said documentation is deficient to support any sale or transfer of the Shares (in any public re-sale or private re-sale transaction) the Company shall, by telecopier, promptly and within the Response Period inform Consultant of any said deficiencies with particularity and identifying each and every deficiency within the Response Period. The Company shall undertake all acts required to effect the purposes of this Section 4.07 (including, but not limited to, the payment of any legal fees to its legal counsel for the issuance of any instructions or opinion to the Company’s stock transfer agent and any costs or fees charged by the Company’s stock transfer agent) at no cost, expense, or liability to Consultant. The Company agrees that it is familiar with and understands the customary documents used in connection with Rule 144 and private re-sales of restricted securities under the 1933 Act. However, notwithstanding the terms of this Section 4.07, Consultant shall be solely responsible for all fees, commissions, or other costs paid to Consultant’s stock broker.

5.0 Responsibility for Expenses. Consultant agrees that all costs and expenses incurred by Consultant in connection with the consulting services provided to the Company under this Agreement shall be and remain the sole responsibility of Consultant.

6.0 Status of Consultant. Consultant shall render all consulting services to the Company solely as an independent consultant and not as an employee of the Company. Consultant agrees to be responsible for all state and federal income and capital gains taxes that may be incurred in connection with the Fee paid by the Company hereunder.

7.0 Non-Disclosure/Non-Circumvention. The Company agrees that the identities, names, and information of the individuals, institutions, and entities identified or introduced by Consultant to the Company represent confidential information ("Confidential Information"). The Company agrees not to disclose any Confidential Information to any third party without the express written consent of Consultant. The Company further agrees not to circumvent or attempt to circumvent its obligations to Consultant under this Agreement or otherwise take any action which would result in any diversion or avoidance of its obligations hereunder. The parties agree that the term "obligations" shall be broadly construed.

8.0 Term of Agreement. The initial term of this Agreement shall be one (1) year from and after the date first written above but this Agreement may be extended for one or more additional terms, as may be determined by the Parties provided that a written memorandum is executed by both Parties agreeing to the extension of this Agreement.

9.0 Additional Obligations of the Company. The Company shall cooperate with Consultant and provide Consultant with copies of accurate and complete business plans, financial statements, financial projections, reports, correspondence, agreements, commitments, and all other documents and oral and written information as reasonably requested by Consultant in a timely manner. Consultant shall have the right to use and distribute all such information as Consultant solely determines unless the Company reasonably requests that the information or said documents be kept confidential in light of applicable provisions, rules, and regulations of the 1933 Act and applicable state securities laws. The Company further agrees to indemnify and hold Consultant from and against all liability, expenses, costs (including reasonable legal fees, costs, and disbursements) incurred by Consultant in connection with any claim or assertion that the information and documents received from the Company or approved by the Company, contain any material misstatement or omission of material fact.

10.0	Miscellaneous.

10.01 Successors. The provisions of this Agreement shall be deemed to obligate, extend to, and inure to the benefit of the successors of each of the parties to this Agreement. All of the parties to this Agreement agree to adhere to all applicable state and federal securities laws.

10.02 Integration. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten, or related thereto regarding the consulting services to be rendered by Consultant to the Company.

10.03 Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

10.04 Captions. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

10.05 Amendments. No amendment to this Agreement shall be effective unless the same shall be in writing executed by the party against whom enforcement is sought.

10.06 Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

10.07 Counterparts. This Agreement may be executed in any number of counterparts.

10.08 Survival. All of the warranties and representations contained in this Agreement (including those recited on the first page of this Agreement) shall survive the execution of this Agreement and the performance of any obligations contemplated by this Agreement for a period of five (5) years following the first anniversary of the date of this Agreement.

10.09 Power to Bind. A responsible officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.

10.10 Arbitration. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in San Diego, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 10.4 Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FOR THE COMPANY:

By: ROBERT G. CLARKE

Its: Director

FOR CONSULTANT:

By: BARRY CLARKE
Its: Managing Director

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